Exhibit 10

Execution Version

ANNEX B

FORM OF SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of January 28, 2025, is made by and among Ranpak Holdings Corp., a Delaware corporation (the “Company”), Amazon.com, Inc., a Delaware corporation (“Amazon”), and the undersigned holder (“Stockholder”) of shares of capital stock (the “Shares”) of the Company.

WHEREAS, pursuant to that certain Transaction Agreement, dated as of January 28, 2025 by and between the Company and Amazon (the “Transaction Agreement”), the Company desires to issue to Amazon.com NV Investment Holdings LLC, a wholly owned subsidiary of Amazon (“Warrantholder”) and Warrantholder desires to acquire from the Company, a warrant to purchase a specified number of shares of the Company’s common stock, $0.00001 par value per share (the “Common Stock”);

WHEREAS, Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and/or holds Equity Securities to acquire the number of Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of the Company and Amazon to enter into the Transaction Agreement and the issuance of the Warrant to Warrantholder, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Transaction Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, the Company and Amazon entering into the Transaction Agreement and proceeding with the transactions contemplated thereby, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder, the Company, and Amazon agree as follows:

1.                   Agreement to Vote Shares. Stockholder irrevocably agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Company or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Company, with respect to the NYSE Proposal (defined below), Stockholder shall:

(a)                appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b)                from and after the date hereof until the Expiration Date, vote (or cause to be voted), or, if applicable, deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that Stockholder shall be entitled to so vote: (i) in favor of the approval of the issuance of the Warrant and all Warrant Shares (for the avoidance of doubt, without giving effect to any “cashless” or “net” exercise provisions therein) at a price that is less than the Minimum Price, if applicable, in each case, for the purpose of complying with NYSE American Section 713(a) and NYSE Rule 312.03(c) (the “NYSE Proposal”); (ii) against any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the NYSE Proposal; and (iii) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the NYSE Proposal on the date on which such meeting is held. Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2.                   Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earliest to occur of (a) the Warrant is no longer outstanding, (b) the Transaction Agreement has been terminated, (c) the approval of the NYSE Proposal, (d) June 30, 2026, or (e) upon mutual written agreement of the parties to terminate this Agreement.

3.                   Additional Purchases. Stockholder agrees that any shares of capital stock or other Equity Securities of Company that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Equity Securities or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4.                   Share Transfers. From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any liens or encumbrances) any Shares or any New Shares acquired, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any liens or encumbrances) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, Stockholder may make (1) transfers by will or by operation of law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to Stockholder’s Equity Securities, which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Shares to Company as payment for the (i) exercise price of Stockholder’s Equity Securities and (ii) taxes applicable to the exercise of Stockholder’s Equity Securities, (3) if Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of Stockholder or to an Affiliate of Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided, that in each such case the applicable transferee has signed a voting agreement in substantially the form hereof and no such transfer will necessitate the filing of a Form 4 reporting such transfer, (4) transfers to another holder of the capital stock of the Company that has signed a voting agreement in substantially the form hereof, and (5) transfers, sales or other dispositions as Amazon may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any Shares covered hereby shall occur (including a transfer or disposition permitted by Section 4(1) through Section 4(5), sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Stockholder and has not executed a counterpart hereof or joinder hereto. Nothing in this Section 4 shall prevent (i) the Stockholder from maintaining any prime brokerage or other lending arrangement with any financial institution on the List of Global Systemically Important Banks, as published by The Financial Stability Board from time to time, as a result of which any Shares or any New Shares are pledged as collateral or are otherwise encumbered in support of such arrangement (each such arrangement, a “Lending Arrangement”) or (ii) any party to such Lending Arrangement exercising is rights under, or remedies with respect to, such Lending Arrangement. Stockholder covenants that, in the event of an actual default or notice of a non-curable event of default under any Lending Arrangement, Stockholder will provide prompt written notice (but in any event within three business days) of such default or such notice to both Amazon and the Company, and Stockholder will use its commercially reasonable efforts to facilitate, at Amazon’s request, one or more meetings with Stockholder, the Company, and the applicable Lending Arrangement counterparty or counterparties.

5.                   Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to the Company and Amazon as follows:

(a)                if Stockholder is an entity: (i) Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by Stockholder have been duly authorized by all necessary action on the part of Stockholder and no other proceedings on the part of Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If Stockholder is an individual, Stockholder has the legal capacity to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b)                this Agreement has been duly executed and delivered by or on behalf of Stockholder and, to Stockholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of Amazon and the Company, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Applicable Laws affecting creditors’ rights and remedies generally;

(c)                Stockholder beneficially owns the number of Shares indicated opposite Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens or encumbrances (other than any Lending Arrangements), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d)                to the knowledge of Stockholder, the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her, or its obligations hereunder and the compliance by Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any liens or encumbrances on any Shares or New Shares pursuant to, any contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any Applicable Law, statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any certificate of incorporation, bylaw or similar organizational document of Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by Stockholder of his, her, or its obligations under this Agreement in any material respect;

(e)                the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his, her, or its obligations under this Agreement in any material respect;

(f)                 no investment banker, broker, finder or other intermediary is entitled to a fee or commission from the Company or Amazon in respect of this Agreement based upon any contract made by or on behalf of Stockholder;

(g)                as of the date of this Agreement, there is no action pending or, to the knowledge of Stockholder, threatened against Stockholder that would reasonably be expected to prevent or delay the performance by Stockholder of his, her, or its obligations under this Agreement in any material respect; and

(h)                as of the date hereof, (i) the only liens or encumbrances on the Shares arise from the Lending Arrangements and (ii) Stockholder and its Affiliates are not in default and have not received any notice of an event of default under any such Lending Arrangements.

6.                   Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint the Company and any of its designees with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of Stockholder’s rights with respect to the Shares, to vote and exercise all voting and related rights, including the right to sign Stockholder’s name (solely in its capacity as a stockholder) to any stockholder consent, if Stockholder is unable to perform or otherwise does not perform his, her, or its obligations under this Agreement, with respect to such Shares solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, and1hereby revokes any proxy previously granted by Stockholder with respect to the Shares and represents that none of such previously granted proxies are irrevocable. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of Stockholder and the obligations of Stockholder shall be binding on Stockholder’s heirs, personal representatives, successors, transferees, and assigns. Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares with respect to the matters set forth in Section 1 until after the Expiration Date. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.

7.                   Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the applicable forum as agreed in Section 17 hereof, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

8.                   Reserved.

9.                   No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Amazon or Warrantholder any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership, and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and neither Amazon or Warrantholder has authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

10.               Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 10 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful breach of this Agreement prior to termination hereof.

11.               Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Amazon or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Transaction Agreement.

12.               Disclosure. Stockholder hereby agrees that the Company may publish and disclose in any registration statement, any prospectus filed with any regulatory authority in connection with the transactions contemplated by this Agreement and the Transaction Agreement and any related documents filed with such regulatory authority and as otherwise required by Applicable Law, Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to any registration statement or prospectus or in any other filing made by the Company as required by Applicable Law or the terms of the Transaction Agreement, including with the Commission or other Governmental Entity, relating to the transactions contemplated thereby, all subject to prior review and an opportunity to comment by Stockholder’s counsel. Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Transaction Agreement or any of the transactions contemplated thereby, without the prior written consent of the Company and Amazon, provided, that the foregoing shall not effect any actions of Stockholder that are or would be prohibited under Applicable Law.

13.               Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or, with respect to the Stockholder or the Company, if by email, upon written confirmation of receipt by email or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid to Amazon or the Company, as the case may be, in accordance with Section 8.6 of the Transaction Agreement and to Stockholder at his, her, or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

14.               Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

15.               Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights, interests, or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights, interests, or obligations by such party without the prior written consent of the other parties shall be void and of no effect; provided, further, that Amazon may transfer or assign, in whole or from time to time in part, to one or more of its direct or indirect wholly owned subsidiaries, its rights and/or obligations under this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

16.               Waivers. No waivers of any breach of this Agreement extended by Amazon or the Company to Stockholder shall be construed as a waiver of any rights or remedies of Amazon or the Company, as applicable, with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or New Shares subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other stockholder of Company. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

17.               Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Applicable Laws of the state of Delaware, regardless of the Applicable Laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in the Federal District Court for Delaware, or if unavailable, any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action, or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

18.               Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19.               No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement, or understanding between the parties hereto unless and until (a) the Transaction Agreement is executed by all parties thereto, and (b) this Agreement is executed by all parties hereto.

20.               Entire Agreement. This Agreement (including the schedules hereto) and the other agreements referred to in this Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications, and understandings and all prior and contemporaneous oral agreements, arrangements, communications, and understandings among the parties with respect to the subject matter hereof and thereof.

21.               Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

22.               Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

23.               Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment; provided, however, that the rights or obligations of any Stockholder may be waived, amended, or otherwise modified in writing signed by the Company, Amazon, and Stockholder.

24.               Fees and Expenses. Except as otherwise specifically provided herein, the Transaction Agreement or any other agreement contemplated by the Transaction Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

25.               Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (a) it has read and fully understood this Agreement and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Agreement.

26.               Construction. When a reference is made in this Agreement to a Section or Schedule such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

[Remainder of Page has Intentionally Been Left Blank]

EXECUTED as of the date first above written.

JS Capital LLC

/s/	Elizabeth Locher
Name: Elizabeth Locher
Title: Vice President

Signature Page to Support Agreement

EXECUTED as of the date first above written.

Ranpak Holdings Corp.

/s/	Sara Horvath
Name: Sara Horvath
Title: Executive Vice President, Chief Legal & HR Officer

AMAZON.COM, INC.

/s/	Torben Severson
Name: Torben Severson
Title: Authorized Signatory

Signature Page to Support Agreement

SCHEDULE 1

Name, Address and Email Address of Stockholder	Shares of Common Stock	Type of Other Equity Security	Amount of Equity Security
JS Capital LLC	30,530,897	0	30,530,897